Exhibit 4.4

**Confidential portions have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission (the “Commission”)**

AMENDED AND RESTATED

LICENSE AGREEMENT

This Amended and Restated License Agreement (“Agreement”) is made in Jerusalem on this 2nd day of April 2015 (the “Effective Date”), by and between:

YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM, LTD., of Hi Tech Park, Edmond J. Safra Campus, Givat Ram, Jerusalem 91390, Israel (“Yissum”) of the first part; and

NANO DIMENSION TECHNOLOGIES LTD. (formerly, Hyrax Technologies Ltd.) of Golda Meir 3, Park HaMada, Nes Tziona (the “Company”), of the second part;

(each of Yissum and the Company, a “Party”, and collectively the “Parties”)

WHEREAS:	Yissum and the Company entered into a license agreement dated September 16, 2014 (the “License Agreement” and "Original Effective Date", respectively), pursuant to which Yissum granted the Company an exclusive license to use the Licensed Technology (as such terms are defined in the License Agreement), all in accordance with and subject to the terms of the License Agreement; and

WHEREAS	the Parties now desire to amend and restate the License Agreement all as be set forth in this Amended and Restated License Agreement.

WHEREAS:	in the course of research conducted by Prof. Shlomo Magdassi(the “Researcher”) at the University (as defined in Section 1 below), the Researcher developed certain conductive inks based on nano-silver particles ("NSP"), together with a production process for such NSP, as more fully described in the patent application[s] and patents, and know-how listed in Appendix A hereto; and

WHEREAS:	pursuant to the regulations of the University, the rights and title to all inventions and know-how created by scientists of the University vest solely with Yissum, including the technology developed by the Researcher as aforesaid; and

WHEREAS:	the Company has represented to Yissum that (i) the Company is experienced in the development of products in the Field similar to those to be based on the inventions that are the subject of this Agreement; and (ii) either by itself or through third parties, it has the financial capacity and the strategic commitment to facilitate the development, production, marketing and distribution of such products; and

WHEREAS:	the Company wishes to obtain a license from Yissum for the development and commercialization, in the Field, of the inventions covered by the Licensed Patents and Know-How (as defined below); and

WHEREAS:	Yissum agrees to grant the Company such a license, all in accordance with the terms and conditions of this Agreement.

NOW THEREFORE THE PARTIES DO HEREBY AGREE AS FOLLOWS:

1.	Interpretation and Definitions

1.1.	The preamble and appendices to this Agreement constitute an integral part hereof and shall be read jointly with its terms and conditions.

1.2.	In this Agreement, unless otherwise required or indicated by the context, the singular shall include the plural and vice-versa, the masculine gender shall include the female gender, “including” or “includes” shall mean including, without limiting the generality of any description preceding such terms and the use of the term “or” shall mean “and/or” and any reference to the term “sale” shall include the sale, lease, rental, or other disposal of any Product.

1.3.	The headings of the Sections in this Agreement are for the sake of convenience only and shall not serve in the interpretation of the Agreement.

1.4.	In this Agreement, the following capitalized terms shall have the meanings appearing alongside them, unless provided otherwise:

1.4.1.	“Additional Element” shall mean any equipment, substance, compound, element or any other item, capable of sale independently of a Product.

1.4.2.	“Affiliate” shall mean any person, organization or other legal entity which controls, or is controlled by, or is under common control with, the Company. “Control” shall mean the holding of more than fifty percent (50%) of (i) the equity, or (ii) the voting rights, or (iii) the right to elect or appoint directors.

1.4.3.	“Combination Product” shall mean a product, substance or device which includes the Product and at least one other Additional Element, where the Product and Additional Element are not priced by Company (or an Affiliate of Company) separately.

1.4.4.	“Development Plan” shall mean the written plan and timetable for the development and the commercialization of Products in the PCB Field, including specific development milestones, prepared by the Company and approved by Yissum pursuant to Section 5.1 a copy of which is attached to this Agreement as Appendix B.

1.4.5.	“Development Results” shall mean the results of activities carried out by the Company or by third parties at the direction or on behalf of the Company resulted from the development and commercialization of the Products, (including, without limitation pursuant to the Development Plan) or otherwise in exercising the License or the fulfillment of the Company’s obligations hereunder (including its development obligations under Section 5, below), including any invention, patent or patent application, product, material, method, discovery, composition, process, technique, know-how, data, information or other result which do not form part of the Licensed Technology, as well as any other information, data, material, results, devices and know-how arising from the performance of the Development Plan. "PCB Development Results" shall mean Development Results created pursuant to the Development Plan in the PCB Field.

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1.4.6.	“Field” shall mean the use of the Licensed Technology for any purpose whatsoever.

1.4.7.	“First Commercial Sale” shall mean the first sale of a Product by the Company, an Affiliate or a Sublicensee.

1.4.8.	“Know-How” shall mean any proprietary, tangible or intangible, not patent protected information, techniques, technology, practices, trade secrets, inventions, methods, processes, knowledge, ancillary materials, results, devices, or know-how (whether patentable or not) developed by the Researcher (or any other person under his supervision at the University) prior to the execution of this Agreement, solely and directly related to the subject matter claimed in the Licensed Patents, and belonging to Yissum and described generally in Appendix A.

1.4.9.	“License” shall have the meaning ascribed thereto in Section 3.1 below.

1.4.10.	“Licensed Patents” shall mean (i) all patents, patent applications, including provisional applications, and any patents and patent applications that claim priority therefrom; as well as (ii) all divisions, continuations, continuations-in-part, re-examinations, reissues, renewals, registrations, confirmations, substitutions, or extensions, including European Supplementary Protection Certificates (“SPCs”)(within the meaning of such term under Council Regulation (EU) No. 1768/92), and/or any other similar statutory protection, and any provisional applications, national, regional, PCT or similar applications and any and all patents issuing from, and patentable inventions, methods, processes, and other subject matter disclosed or claimed in, any or all of the foregoing; all as listed on Appendix A.

1.4.11.	“Licensed Technology” shall mean the Know-How and the Licensed Patents.

1.4.12.	“Net Sales” shall mean:

(a)	the gross sales price invoiced for sales of Products by the Company, an Affiliate or a Sublicensee to a third party; or

(b)	the fair market value of non-monetary consideration received in connection with such sales;

after deduction of: (i) customary trade, quantity and/or cash discounts to the extent actually taken by third parties; (ii) amounts actually repaid or credited by reason of rejection or return of any previously sold or otherwise transferred Products; (iii) cost of packages, cartridges, vials, casing and similar containers included as part of the Product, as well as systems and devices ded in the Product; (iv) customer freight charges that are paid by or on behalf of the Company, an Affiliate or a Sublicensee; (v) sales taxes, including VAT or similar taxes, custom duties or other similar governmental charges levied directly on the production, sale, transportation, delivery or use of a Product that are paid by or on behalf of the Company, an Affiliate or a Sublicensee; provided that such deductions shall be directly related to the sale of Products that were awarded within the regular running of the business of the Company.

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In the event a Product is sold by the Company, an Affiliate or a Sublicensee in the form of a Combination Product, Net Sales from such Combination Product shall be determined by multiplying the actual Net Sales of such Combination Product during the applicable royalty reporting period, by the fraction A/(A+B), where: A is the average sale price of the Product that is contained in the Combination Product when sold separately; and B is the average price of the Additional Element(s) included in the Combination Product when sold separately, in each case during the applicable royalty reporting period or, if sales of both the Product and/or the Additional Element(s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both the Product and the Additional Element(s) included in the Combination Product, Net Sales for the purpose of determining royalties shall be calculated by multiplying the Net Sales of the Combination Products by the fraction of C/C+D where C is the fair market value of the Product and D is the fair market value the Additional Element(s) included in the Combination Product. In such event, the Parties shall negotiate in good faith to arrive at a determination of the respective fair market values of the Product and the Additional Element(s) included in the Combination Product

In the event of sales or deductions not made at “arms-length”, then for the purpose of calculation of Royalties (as defined below) to Yissum, Net Sales shall be calculated in accordance with arms-length prices for sale of Products to an independent third party purchaser and arms-length deductions, to be determined by the current market conditions, or in the absence of such conditions, according to the assessment of a independent appraiser to be selected by the Parties.

With respect to sales by the Company to any Affiliate or Sublicensee, the term “Net Sales” shall mean the amount received by such Affiliate or Sublicensee on resale to an independent third party after deduction of the items specified above, to the extent applicable.

1.4.13.	"PCB Field" shall mean the use of the Licensed Technology for the production of, or in connection with, printed circuit boards not intended for scale production, which shall be deemed to include also flexible, rigid and integrated circuits.

1.4.14.	“Product” shall mean any product, material, method, process or service, (i) the development, manufacture, provision or sale of which, in whole or in part which uses, exploits, comprises, contains, incorporates or improves upon the Licensed Technology, or is otherwise covered thereby, or falls within the scope thereof, in whole or in part; or (ii) but for the License (as defined below) would infringe any claim of a Licensed Patent.

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1.4.15.	“Representatives” shall mean employees, researchers, officers, agents, subcontractors, consultants, and/or any other person or entity acting on a Party’s behalf.

1.4.16.	“Researcher” shall mean Professor Shlomo Magdassi.

1.4.17.	“Subcontracting Agreement” shall mean (i) a bona fide subcontracting agreement pursuant to which a contractor is engaged for the purpose of manufacturing or developing any of the Products (or part thereof) on the Company's behalf, for monetary consideration; or (ii) a bona fide arms-length research agreement, pursuant to which an academic or research institution is engaged for the purpose of performing research, on the Company's behalf, for the development of any of the Products (or part thereof). Each Subcontracting Agreement in (i) and (ii) above shall contain terms substantially as protective in relation to the Licensed Technology, as the terms of this Agreement; and the term “Subcontractor” shall be construed accordingly.

1.4.18.	“Sublicense” shall mean any grant by the Company of any of the rights granted under this Agreement or any part thereof; including the right to develop, manufacture, market, sell or distribute the Licensed Technology or any Product, for which grant the recipient of the Sublicense is required to pay the Company (or the Company’s Affiliate), excluding a Subcontracting Agreement.

1.4.19.	“Sublicense Consideration” shall mean any proceeds or consideration or benefit of any kind whatsoever, whether monetary or otherwise, other than royalties on the sale of Products by a Sublicensee, that the Company or an Affiliate may receive from a Sublicensee, on a one-time or an ongoing basis, in consideration for the grant of a Sublicense or an option for a Sublicense and/or pursuant thereto. For the avoidance of doubt, Sublicense Consideration includes milestone payments, if any, on account of reaching certain sales of, or revenue levels from, the Sublicensee’s sale of Products.

1.4.20.	“Sublicensee” shall mean any third party to whom the Company or an Affiliate shall grant a Sublicense or an option for a Sublicense. For the sake of clarity, Sublicensee shall include any other third party (other than an Affiliate or a Subcontractor) to whom such rights shall be transferred or assigned.

1.4.21.	“University” shall mean the Hebrew University of Jerusalem and each of its branches.

1.4.22.	"Valid Claim” means: (a) a claim of an issued and unexpired patent within the Licensed Patents that has not been (i) permanently revoked or held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, (ii) rendered unenforceable through disclaimer or otherwise, (iii) abandoned or (iv) lost through an interference proceeding; or (b) a pending claim of a pending patent application within the Licensed Patents that (i) has been asserted and continues to be prosecuted in good faith and (ii) has not been abandoned or finally rejected without the possibility of appeal or refilling.

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2.	Reserved

3.	The License

3.1.	Subject to and in accordance with the terms and conditions of this Agreement, Yissum hereby grants the Company an exclusive worldwide license to make commercial use of the Licensed Technology, in order to develop, manufacture, make, have made, market, offer for sale, distribute and sell Products, all within the Field only (the “License”).

3.2.	Notwithstanding the provisions of Section 3.1, above, Yissum, on behalf of the University, shall retain the right to make, use and practice the Licensed Technology for the University's own research and noncommercial educational purposes.

3.3.	In addition, if at any time until June 1, 2017, the Company or Yissum is approached by [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] Ltd. ("[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]") requesting the right to use the Licensed Technology within the field of silver-smithing (the “[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] Field”), Yissum shall be entitled to grant [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] an exclusive worldwide license within the [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] Field on terms and conditions to be negotiated by Yissum and [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION], after which time the Company shall not have any rights in the Licensed Technology in the [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] Field.

4.	Term of the License

The License shall expire, if not earlier terminated pursuant to the provisions of this Agreement, on a country-by-country basis, upon the later of: (i) the date of expiration in such country of the last Valid Claim to expire; (ii) the date of expiration of any exclusivity on the Product granted by a regulatory or government body in such country; or (iii) the end of a period of fifteen (15) years from the date of the First Commercial Sale in such country. Should the periods referred to in Subsections (i) or (ii) expire in a particular country prior to the period referred to in Subsection (iii), above, the license in that country or those countries shall be deemed a license to the Know-How during such post-expiration period.

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Upon the expiration of the later of the periods set forth in Subsections (i) through (iii) above (and provided that the License has not been terminated prior thereto), the Company shall have a fully-paid non-exclusive license to the Know-How, and the Company shall have an irrevocable option to obtain an exclusive license to the Know-How by agreeing to pay Yissum fifty percent (50%) of the consideration set forth in Section 7.3 and 7.6 below, in respect of Net Sales and Sublicense Consideration received during the period of such license which shall continue for a period of two (2) years after termination of the later of the periods as referred to above and shall be renewed automatically for additional successive two (2) year periods, unless the Company notifies the other Party in writing prior to the end of the then current two (2) year period that it does not wish the license to be renewed as aforesaid.

5.	Development and Commercialization

5.1.	The Company undertakes, at its own expense, to use its commercial reasonable efforts to carry out the development, regulatory, manufacturing and marketing work necessary to develop and commercialize Products in the PCB Field in accordance with the Development Plan approved by Yissum, a copy of which is attached to this Agreement as Appendix B. The Development Plan may be modified from time to time by the Company as reasonably required in order, inter alia, to achieve the commercialization goals set forth above, upon Yissum’s prior written approval (not to be unreasonable withheld), but without derogating from the dates of the achievement of the milestones set forth in this Section 5. All terms and conditions of the License and this Agreement shall apply to the modified Development Plan and PCB Development Results. Notwithstanding anything to the contrary contained herein, the Company undertakes to use commercial reasonable efforts to meet all of the milestones set forth in Appendix B attached hereto (the “PCB Development Milestones”).

5.2.	The Company shall (i) provide Yissum with periodic written reports (“Development Reports”) not less than once per every six (6) months concerning all material activities undertaken in respect of the exercise of the License, (ii) keep Yissum informed on a timely basis concerning all material activities and changes to the Development Plan undertaken in respect of the exercise of the License, and (iii) at Yissum's request, from time to time, provide Yissum with further information relating to the Company’s activities in exercise of the License. The Development Reports shall include detailed descriptions of the progress and results, if any, of: (a) the tests and trials conducted and all other actions taken by the Company pursuant to the Development Plan, and a summary of the PCB Development Results and other Development Results, as relevant, and any other related work effected by the Company or by any Affiliate or Sub-Licensee during the six (6) month period prior to the report, (b) manufacturing, sublicensing, marketing and sales during the six (6) month period prior to the report; (c) the Company’s plans in respect of the testing and commercialization of Products for the following six (6) months; and (d) projections of sales and marketing efforts following the First Commercial Sale. Development Reports shall also set forth a general assessment regarding the achievement of any milestones; the projected – or actual – completion date of the development of a Product and the marketing thereof; as well as a description of any corporate transaction involving the Products or the Licensed Technology. If progress in respect of a Product in the PCB Field differs from that anticipated in its Development Plan or a preceding Development Report, the Company shall explain, in its Development Report, the reason therefor and shall prepare a modified Development Plan for Yissum’s review and approval. The Company shall also make reasonable efforts to provide Yissum with any reasonable additional data that Yissum requires to evaluate the performance of the Company hereunder.

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5.3.	The Company shall pursue the development of all uses of the Licensed Technology in the Field that are commercially reasonable in light of the Company's size and resources at any given time (at Company's commercially reasonably discretion).

5.4.	Upon completion of the development of any Product, the Company undertakes to perform all commercially reasonable actions necessary to maximize its revenues from such Product on a regular and consistent basis.

5.5.	If the Company shall not meet the PCB Development Milestones and not otherwise commercialize the Products in the PCB Field within a reasonable time frame, unless such delay is caused by (i) the requirements of a regulatory or other governmental authority; (ii) force majeure in accordance with Section 18.8; or (iii) unless the Company and Yissum have agreed in writing to amend the Development Plan, Yissum shall notify the Company in writing of the Company's failure to meet its obligations of to achieve the PCB Development Milestones and shall allow the Company one hundred and eighty (180) days to cure such failure.

The Company's failure to cure such failure within such one hundred and eighty (180) day period to Yissum's reasonable satisfaction shall result in the immediate imposition of an Annual PCB License Maintenance Fee beginning at $[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] the first year and increasing each year of the License by [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]% up to a maximum of $[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] per year. Once begun, the Annual PCB License Maintenance Fee shall be payable by the Company for the duration of the License Term. The Annual PCB License Maintenance Fee is non-refundable, but may be credited each year against Royalties payable on account of Net Sales made during that year. For the avoidance of doubt, the Annual PCB License Maintenance Fee is in addition to, not in place of, the License Maintenance Fee described in Section 7.3, below.

5.6.	The Company shall perform all its activities hereunder in accordance with all applicable laws and regulations, and shall procure the receipt of all approvals and consents necessary for the performance of its obligations hereunder.

5.7.	The Company agrees to provide Yissum and/or the University (for no more than the cost of production) a reasonable number units of any Product developed and/or manufactured under this Agreement, for academic research purposes in the University under the supervision of the Researcher only.

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6.	Sublicenses

6.1.	The Company shall have the right to grant Sublicenses to its Affiliates and/or third parties, provided that (i) any such sublicense agreement is consistent with the terms and provisions of this Agreement; (ii) the Company remains fully liable for the performance of its obligations hereunder; and (iii)the Company notifies Yissum of any grant of a Sublicense and provides Yissum upon request a copy of any Sublicense agreement.

6.2.	Any Sublicense shall be dependent on the validity of the License and shall terminate upon termination of the License; provided, however, that, for each Sublicensee, upon termination of a Sublicense, if the Sublicensee is not then in breach of the Sublicense such that Company would have the right to terminate such Sublicense, such Sublicensee shall have the right to seek a license from Yissum. Yissum agrees to negotiate such licenses in good faith under reasonable terms and conditions, which shall not impose any representations, warranties, obligations or liabilities on Yissum that are not included in this Agreement.

6.3.	Without derogating from the generality of Section 6.1 above, where the Sublicense agreement includes the payment of royalties on the Sublicensee’s sales, the Company shall require each Sublicensee to provide it with regular written royalty reports that include at least the detail that the Company is required to provide pursuant to Section 8.2 below. Upon request, the Company shall provide such reports to Yissum.

6.4.	Any act or omission of the Sublicensee which is not promptly remedied by the Company or the Sublicensee and which would have constituted a breach of this Agreement by the Company had it been an act or omission of the Company, and which the Company has not made best efforts to promptly cure, including termination of the Sublicense, shall constitute a breach of this Agreement by the Company.

6.5.	For the avoidance of any doubt it is hereby declared that under no circumstance whatsoever shall a Sublicensee be entitled to assign such Sublicense or further Sublicense the License or any part thereof, other than to its Affiliates.

6.6.	The Company shall not be entitled to grant any rights whatsoever in respect of the Licensed Technology to any third party, including rights of distribution/distributorship, except by means of a Sublicense.

6.7.	If at any time after the Effective Date, the Company or Yissum is approached by a major strategic commercial entity interested in sublicensing the Licensed Technology for any use(s) other than for the development and commercialization of Products within the PCB Field, the Company will negotiate the terms of a Sublicense agreement with such company in good faith, and in such case, Yissum shall be entitled to receive its consideration pursuant to sections 7.1, and 7.2 below, per each Sublicense agreement.

6.8.	The Company specifically agrees to sell, upon request, reasonable amounts of NSP conductive inks at competitive prices to ClearJet Limited for ClearJet's use within the field of the license granted by Yissum to ClearJet pursuant to an agreement, dated August 23, 2012 (the “ClearJet Field”).

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7.	License Consideration

In consideration for the grant of the License, the Company shall pay Yissum the following consideration during the term of the License as set forth in Section 4 above:

7.1.	Royalties (the “Royalties”) at a rate of three percent (3%) of Net Sales of the Company or an Affiliate; or at a rate of two and a half percent (2.5%) of Net Sales of a Sublicensee; provided, however, that the Royalty that the Company will have to pay Yissum on account of a Sublicensee’s Net Sales shall be capped at [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] of the total amount of royalties the Company receives from such Sublicensee each year on account of such Sublicensee’s Net Sales.

7.2.	Sublicense Fees at a rate of [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] of Sublicense Consideration.

7.3	Within thirty (30) days of January 1, 2017, the Company shall pay Yissum an annual License maintenance fee of [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] (the “License Maintenance Fee”). Within thirty (30) days of January 1, 2018, and each year thereafter, the Company shall a License Maintenance Fee of [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]. The License Maintenance Fee is non-refundable, but may be credited each year against Royalties payable on account of Net Sales made during that year.

7.4	Notwithstanding the foregoing in Section 7.3, above, should the Net Sales in each year beginning on January 1, 2018 fall below [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] (by Company, its Affiliates and Sublicensees, in the aggregate), then the License (other than the License in the PCB Field) shall cease to be exclusive and Yissum shall be entitled to grant third parties a non-exclusive license to the Licensed Technology, other than in the PCB Field, for which the License shall remain exclusive and in full force).

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7.5	Warrant.

7.5.1.	The Company shall cause its parent company, Nano Dimension Ltd., (the "Parent"), to issue to Yissum a warrant (the "Warrant") to purchase a number of ordinary shares of the Parent equal to [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] of the Parent's outstanding share capital on a fully diluted basis on April 2, 2015 at an exercise price per share equal to [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]. The Warrant shall be issued subject to the approval of the board of directors of the Parent. The Warrant shall be exercisable immediately upon its issuance and may be exercised in parts or in the whole. The Warrant must be exercised by [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION], and will expire immediately thereafter. Should the Parent's Board not approve the issuance of the Warrant to Yissum as set forth herein within three (3) months of the Effective Date or the Warrant is not issued within five (5) months from the Effective Date, this Agreement shall be automatically terminated in its entirety and the Parties will revert to being bound by the License Agreement.

7.5.2.	To the extent required, the Company, at its sole expense, shall retain an independent appraiser to determine the fair market value of the Warrant. The Parent shall pay the VAT as required under applicable law in connection with the grant of the Warrant.

7.5.3.	Yissum hereby acknowledges that it is aware, and that it will advise its directors, officers, employees and representatives who are informed as to the matters which are the subject of this Agreement, that the applicable securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this Agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

7.6	Joint Venture. Should Licensee wish to cooperate with a third party (the "Partner") for the purpose of incorporating a joint venture in Singapore or China (the "JV") to be active in the mass production of conductive materials, the Parties agree as follows:

7.6.1.	The Company will Sublicense the Licensed Technology to the JV, in accordance with the terms of this Agreement, and accordingly, the JV shall be considered as a Sublicensee thereunder and Yissum shall be entitled to the applicable consideration as set out in section 7 of this Agreement.

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7.6.3.	Upon the establishment of the JV, Yissum shall be entitled to receive that number of shares of the JV representing [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]% of the JV's issued share capital immediately after an investment of [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] by the Partner.

7.6.4.	The issuance of the shares to Yissum pursuant to Section 7.6.3, above, will be subject to (i) the execution of a shareholders agreement between the Company and Yissum containing customary restrictions and limitations on transfer of shares by Yissum (such as a mutual Right of First Refusal, mutual Tag-Along Rights, Limitations on sales of the JV's shares held by Yissum, and voting agreements), and (ii) the execution and delivery by Yissum of a proxy to the Company, pursuant to which Yissum shall appoint the Company as its attorney-in-fact for all purposes in connection with Yissum's holdings in the JV.

8.	Reports and Accounting

8.1.	The Company shall give Yissum written notice of any (i) Sublicense Agreement signed; or (ii)a First Commercial Sale made within thirty (30) days of the particular event.

8.2.	One (1) month after the end of each calendar quarter commencing from the earlier of (i) the First Commercial Sale; or (ii) the grant of a Sublicense, the Company shall furnish Yissum with a quarterly report (“Periodic Report”), certified as being correct by the chief financial officer of the Company, detailing the total sales and Net Sales effected during the preceding quarter, and the total Royalties and Sublicense Fees due to Yissum in respect of that period. Once the events set forth in Subsection (i) or (ii) above, have occurred, Periodic Reports shall be provided to Yissum whether or not Royalties or Sublicense Fees are payable for a particular calendar quarter. The Periodic Reports shall contain full particulars of all sales made by the Company and Affiliates, including a breakdown of the number and type of Products sold, discounts, returns, the country and currency in which the sales were made, invoice dates and all other data enabling the Royalties payable to be calculated accurately.

8.3.	On the date prescribed for the submission of each Periodic Report, the Company shall pay the Royalties or Sublicense Fees due to Yissum for the reported period. All payments under this Agreement shall be computed and paid in US dollars, using the appropriate foreign exchange rate reported in the Wall Street Journal on the last working day of the calendar quarter. Payment of value added tax or any other tax, charge or levy applicable to the payment to Yissum of the consideration as detailed in Section 7, above, shall be borne by the Company and added to each payment in accordance with the statutory rate in force at such time. All payments made to Yissum by an Israeli entity shall be made without the withholding of any taxes, provided that Yissum shall supply such Israeli entity, at its request, with a tax certificate indicating an official exemption from tax withholding (פטור מניכוי מס במקור), for so long as Yissum has such a certificate. For the avoidance of doubt, if Yissum does not supply such certificate, the Israeli entity shall withhold taxes according to applicable law. All other payments to Yissum by non-Israeli entities shall be made without the withholding of any taxes. Payments may be made by check or by wire transfer to the following account:

[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

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8.4.	The Company shall keep, and shall require its Affiliates and Sublicensees to keep, full and correct books of account in accordance with applicable Generally Accepted Accounting Principles as required by international accounting standards enabling the Royalties and Sublicense Fees to be calculated accurately. Starting from the first calendar year after the First Commercial Sale, or the first grant of a Sublicense, whichever occurs first, an annual report, authorized by a certified public accountant, shall be submitted to Yissum within ninety (90) days of the end of each calendar year, detailing Net Sales and Royalties, both due and paid (the “Annual Reports”).The Annual Reports shall also include the Company's sales and royalty non-binding forecasts for the following calendar year, if available.

The Company shall, and shall require and cause its Affiliates and Sublicensees to, retain such books of account for five (5) years after the end of each calendar year during the period of this Agreement, and, if this Agreement is terminated for any reason whatsoever, for five (5) years after the end of the calendar year in which such termination becomes effective.

8.5.	Yissum will either (i) allow the Company a credit against future Royalties to be paid for Royalties previously paid on account of Net Sales, as appropriate, that were reported as bad debts in the Company's annual audited financial statements; or (ii) if such bad debts are recorded by the Company in its annual audited financial statement after the Company's obligation to pay Royalties has ceased, Yissum shall repay any Royalties received on account of Net Sales that were reported as bad debts by the Company.

8.6.	Yissum shall be entitled to appoint not more than two (2) representatives who must be independent certified public accountants or such other professionals as appropriate (the “Auditors”) to inspect during normal business hours the Company’s and its Affiliates’ books of account, records and other relevant documentation to the extent relevant or necessary for the sole purpose of verifying the performance of the Company’s payment obligations under this Agreement, the calculation of amounts due to Yissum under this Agreement and of all financial information provided in the Periodic Reports, provided that Yissum shall coordinate such inspection with the Company or Affiliate (as the case may be) in advance. In addition, Yissum may require that the Company, through the Auditors, inspect during normal business hours the books of account, records and other relevant documentation of any Sublicensees, to the extent relevant or necessary for the sole purpose of verifying the performance of the Company’s payment obligations under this Agreement, the calculation of amounts due to Yissum under this Agreement and of all financial information provided in the Periodic Reports, and the Company shall cause such inspection to be performed. The Parties shall reconcile any underpayment or overpayment within thirty (30) days after the Auditors deliver the results of the audit. Any underpayment shall be subject to interest in accordance with the terms of Section 8.7 below. In the event that any inspection as aforesaid reveals any underpayment by the Company to Yissum in respect of any year of the Agreement in an amount exceeding five percent (5%) of the amount actually paid by the Company to Yissum in respect of such year, then the Company shall, in addition, pay the cost of such inspection. Yissum may exercise its rights under this Section 8.6 only once every year per audited entity and only with reasonable prior notice to the audited entity.

8.7.	Any sum of money due Yissum which is not duly paid on time shall bear interest from the due date of payment until the actual date of payment at the rate of annual LIBOR plus five percent (5%)per annum accumulated on a monthly basis.

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9.	Ownership

9.1.	All right, title and interest in and to the Licensed Technology vest and shall vest solely in Yissum, and the Company shall hold and make use of the rights granted pursuant to the License solely in accordance with the terms of this Agreement.

9.2.	All rights in the Development Results shall be solely owned by the Company.

10.	Patents

10.1.	The Parties acknowledge that within forty five (45) days of the Original Effective Date, the Company had reimbursed Yissum for its share of previous unreimbursed documented expenses and costs relating to the registration and maintenance of the Licensed Patents listed in Appendix A. This amount equaled [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] as of the Original Effective Date.

10.2.	Yissum, in consultation with the Company, shall be responsible for the filing, prosecution and maintenance of the Licensed Patents, at the Company’s expense (the “Ongoing Patent Expenses”), provided that if Yissum has also licensed the Licensed Patents (or any part of them) to one or more other parties for commercial exploitation outside the Field (if applicable), the Company shall only be responsible for its relative share of the Ongoing Patent Costs, e.g. 1/2, 1/3, etc., on a country-by-country basis. Each application and every patent registration shall be made and registered in the name of Yissum or, should the law of the relevant jurisdiction so require, in the name of the relevant inventors and then assigned to Yissum.The Company agrees to have Yissum's patent counsel directly bill the Company for such expenses and shall directly pay such bills in accordance with patent counsel's directions.

10.3.	The Company undertakes and warrants that no amounts utilized by the Company for such payment of Ongoing Patent Expenses or for the reimbursement of Yissum’s past documented expenses and costs relating to the registration and maintenance of the Licensed Patents listed in Appendix A will be (i) funding provided by the Office of the Chief Scientist at the Israeli Ministry of Economics (the “OCS”); (ii) funding that is earmarked as supplementary funding (“mimun mashlim”) for an OCS approved project; or funding provided to the Company from any other governmental or regulatory institution of the State of Israel.

10.4.	Notwithstanding the foregoing in Section 10.2, above, promptly after the execution of the License Agreement, the Company deposited with Yissum the amount of [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] to secure the payment of the Ongoing Patent Expenses (the “Expense Deposit”). Should the Company fail to pay any amounts due in connection with the Ongoing Patent Expenses within thirty (30) days following receipt of Yissum's written request accompanied by a detailed account, Yissum shall be entitled pay the unpaid expenses from the Expense Deposit. In the event that Yissum utilizes some or all of the Expense Deposit as set forth in this Section, it shall so notify the Company in writing. The Company shall be obligated to deposit with Yissum an amount equal to the difference between [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION] and the balance in the Expense Deposit within thirty (30) days of its receipt of Yissum's notice. Upon termination or expiration of this Agreement, Yissum shall return to the Company the nominal amount of any remaining Expense Deposit that will not be required to cover Ongoing Patent Expenses for the period up until such termination or expiration.

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10.5.	Subject to the above, the Parties shall consult and make every reasonable effort to reach agreement in all respects relating to the manner of making applications for and registering the patents, including the time of making the applications, the countries where applications will be made and all other particulars relating to the registration and maintenance of the Licensed Patents. Notwithstanding the foregoing, Yissum reserves the sole right to make (after consulting with Company as set forth above) all final decisions with respect to the preparation, filing, prosecution and maintenance of such patent applications and patents.

10.6.	The Parties shall assist each other in all respects relating to the preparation of documents for the registration of any patent or any patent-related right upon the request of the other Party. Both Parties shall take all appropriate action in order to assist the other to extend the duration of a Licensed Patent or obtain any other extension obtainable under law, to maximize the scope of the protection afforded by the Licensed Patents.

10.7.	In the event that the Company is approached by a patent examiner or attorney in connection with any matter that is the subject matter of this Agreement, it shall give Yissum immediate notice of such approach. The Company shall only reply to such approaches after consultation with Yissum and subject to its consent.

10.8.	The Company, shall mark, and shall cause its Affiliates and Sublicensees to mark, all Products covered by one or more of the Licensed Patents with patent numbers (or the legend “patent pending”) applicable to such Product. The Company shall use its reasonable commercial efforts to ensure that its Sublicensee complies with the provisions of this Section.

10.9.	If at any time during the term of this Agreement the Company decides that it is undesirable, as to one or more countries, to file, prosecute or maintain any patents or patent applications within the Licensed Patents, it shall give at least ninety (90) days written notice thereof to Yissum, and upon the expiration of the ninety (90) day notice period (or such longer period specified in the Company's notice) the Company shall be released from its obligations to bear the expenses to be incurred thereafter as to such patent(s) or patent application(s) in such country(ies). As of such time, such patent(s) or application(s) shall be removed from the Licensed Technology for such country(ies) and Yissum shall be free to grant rights in and to such patent(s) or patent application(s) in such countries to third parties, without further notice or obligation to the Company, and the Company shall have no rights whatsoever to exploit such patent(s) or patent application(s) or the Know-How related thereto in such country(ies). As of the date of this Agreement, the Company shall be required to bear the costs and expenses for filing, prosecuting and maintaining the Licensed Patents in at least the following a certain number of jurisdictions:

For Yissum Ref. 2955: the United States, China, South Korea, the United Kingdom, Germany and France.

For Yissum Ref. 2629: the United States.

For Yissum Ref. 3708: the United States, China, South Korea, the United Kingdom, Germany and France.

For Licensed Patents filed after the Original Effective Date: the United States, China, South Korea, the United Kingdom, Germany and France.

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(all the “Required Jurisdictions”). Should the Company fail to do so in any one of the Required Jurisdictions, Yissum shall be entitled to terminate the License regarding the specific patent(s) and countries in which prosecution or maintenance was abandoned by the Company.

10.10.	Except as set forth in Section 14.1, below, the foregoing does not constitute an obligation, representation nor warranty, express or implied, on the part of Yissum that any patent or patent registration application will indeed be made or registered or be registerable in respect of the Licensed Technology or any part thereof, nor shall it constitute an obligation, representation, or warranty, express or implied, on the part of Yissum that a registered patent will be valid or afford any protection. For the avoidance of doubt, nothing in this Agreement constitutes an obligation, representation or warranty, express or implied, on the part of Yissum regarding the validity of or the protection afforded by any of the patents or patent registration applications detailed in Appendix A or regarding the commercial exploitability or any other value of the Licensed Technology or that the Licensed Technology will not infringe the rights of any third party.

11.	Patent Rights Protection

11.1.	The Company and Yissum shall each inform the other promptly in writing of any alleged infringements by a third party of the Licensed Patents in any country, together with any available written evidence of such alleged infringement.

11.2.	To the extent permitted by applicable law, if the Company, its Affiliate or any Sublicensee makes (directly or indirectly), any assertion, application or claim, or initiates or supports(directly or indirectly) any action or proceeding, that challenges the validity, enforceability or scope of any of the Licensed Patents (“Challenge Proceeding”), Yissum will have the right, at any time within 90 days after the commencement of the Challenge Proceeding, to terminate this Agreement and the Royalty rates specified in this Agreement will be tripled with respect to Net Sales of Products that are sold, leased or otherwise transferred during the course of such Challenge Proceeding, and the percentage due to Yissum in respect of Sublicense Consideration will be tripled with respect to Sublicense Consideration during such period. If the outcome of such Challenge Proceeding is a determination in favor of Yissum, (a) the Royalty rate with respect to Net Sales of Products and the percentage due to Yissum with respect to Sublicense Consideration will remain at such triple rate as aforesaid; and (b) Company will reimburse Yissum for all expenses incurred by Yissum (including reasonable attorneys’ fees and court costs) in connection with such Challenge Proceeding. If the outcome of such Challenge Proceeding is a determination in favor of Company, Company will have no right to recoup any Royalties or Sublicense Consideration paid before or during the course of such Challenge Proceeding.

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11.3.	The Company, its Affiliate or Sublicensee shall have the first right in its own name and at its own expense to initiate any legal action and enforce the Licensed Patents against any infringement of such Licensed Patents. Before the Company, its Affiliate or its Sublicensee commences an action with respect to any infringement, the Company shall consider in good faith the views of Yissum in making its decision whether or not to initiate any legal action and, if relevant, make these views known to its Affiliate or Sublicensee, provided however, that final decision-making authority shall vest solely in Company. The Company shall, or, if relevant, shall ensure that its Affiliate or Sublicensee shall, continuously keep Yissum apprised of all developments in the action and shall continuously provide Yissum with full information and copies of all documents relevant to the proceedings, including, all documents filed with the courts by the parties to the legal action(s) and all material correspondence with the other parties to the proceedings, and shall seek Yissum's input on any substantive submissions or positions taken in the litigation regarding the scope, validity or enforceability of the Licensed Patents.

If Yissum shall determine that the legal actions taken by the Company may adversely affect Yissum's rights hereunder, Yissum shall be entitled, at its own cost, to appoint its own counsel to represent it in such litigation. If the Company, its Affiliate or its Sublicensee elects to commence an action as described above and Yissum is a legally indispensable party to such action(being the registered owner of the infringed patent rights), Yissum, at the Company's expense, shall be joined as a co-plaintiff, provided that all the following conditions shall be fulfilled:

(a) the Company shall continuously provide Yissum with full information and copies of all documents relevant to the proceedings, including, all documents filed with the courts by the parties to the legal action(s) and all correspondence with the other parties to the proceedings, as well as all drafts of written submissions relating to such legal action that are sent to the Company for review, and all Yissum’s comments in respect thereof will be taken into account;

(b) any out of pocket expenses incurred by the Company or Yissum in connection with such action(s), including all legal and litigation related fees and expenses, all out of pocket expenses for external assistance required to comply with any discovery or other motions and any costs or amounts awarded to the counterparties in such action(s) shall be borne by the Company;

(c) if Yissum shall determine that a conflict of interest exists between the Company and Yissum, Yissum shall be entitled, at its own expense, to appoint its own counsel to represent it in such litigation and the Company shall make reasonable efforts to ensure that such counsel chosen by Yissum is fully informed and receives all material necessary to adequately participate in such action; and

(d) the Company shall bear all costs, expenses and awards incurred by or awarded against Yissum, with respect to any action filed against Yissum alleging that an action initiated by the Company pursuant to the terms of this Section11 was anticompetitive, malicious, or otherwise brought for an improper purpose, whether by a counterparty to such aforementioned action or by any third party.

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If Yissum is not required by law to be joined as a co-plaintiff, Yissum, to the extent permitted by law, and at its own cost, may elect to join the action as a co-plaintiff at its own initiative and shall jointly control the action with the Company, its Affiliate or its Sublicensee. Irrespective of whether Yissum joins any such action as described above it shall provide reasonable cooperation and assistance to the Company, its Affiliate or its Sublicensee. The Company shall reimburse Yissum for any reasonable out of pocket costs it incurs as part of an action brought pursuant to this Section where Yissum has not elected to join the action as a co-plaintiff at its own initiative.

11.4.	If the Company, its Affiliate or its Sublicensee does not bring an action against an alleged infringer pursuant to Section 11.3, above, or has not commenced negotiations with said infringer for discontinuance of said infringement within one hundred and eighty (180) days after learning of said infringement, Yissum shall have the right, but not the obligation, to bring an action for such infringement at its own expense, and retain all proceeds from such action. If the Company has commenced negotiations with said infringer for the discontinuance of said infringement within such one hundred and eighty (180) day period, the Company shall have an additional period of ninety (90) days from the end of the first one hundred and eighty (180) day period to conclude its negotiations before Yissum may bring an action for said infringement.

11.5.	The Company may not enter into a settlement, consent judgment or other voluntary disposition of an infringement suit without the consent of Yissum, which consent shall not be unreasonably withheld, conditioned or delayed. Yissum may not enter into a settlement, consent judgment or other voluntary disposition of an infringement suit without the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

11.6.	Any award or settlement payment resulting from an action initiated by the Company pursuant to this Section 11 shall be utilized, first to effect reimbursement of documented out-of-pocket expenses incurred by both Parties in relation to such legal action, and thereafter shall be paid to the Company and shall be deemed Sublicense Consideration received under this Agreement, in respect of which Sublicense Fees shall be due to Yissum.

11.7.	If either Party commences an action and then decides to abandon it, such Party will give timely notice to the other Party. The other Party may continue the prosecution of the suit after both Parties agree on the sharing of expenses.

11.8.	The Company shall use its best commercial efforts at its own expense to defend any action, claim or demand made by any entity against the Company or Yissum in connection with rights in the Licensed Technology, and shall indemnify and hold harmless Yissum and the other Indemnitees (defined in Section 14.4 below) from and against all losses, damages and expenses arising from the Company’s gross negligence or willful misconduct in such regard. Each Party shall notify the other immediately upon learning of any such action, claim or demand as aforesaid.

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12.	Confidentiality

12.1.	For the purposes of this Agreement (i) “Yissum Confidential Information” means this Agreement and the terms hereof and any and all reports, details, data, formulations, solutions, designs, and inventions and other information disclosed to the Company or any of its Representatives by Yissum or any of Yissum's Representatives in connection with the Licensed Technology, Yissum, the University, the Researcher and other Representatives of Yissum and/or the University, whether in written, oral, electronic or any other form, designated as confidential or which otherwise should reasonably be construed under the circumstances as being confidential, except and to the extent that that any such information: (a) was known to the Company at the time it was disclosed, other than by previous disclosure by or on behalf of Yissum, as evidenced by the Company’s written records at the time of disclosure; (b) is in the public domain at the time of disclosure or becomes part of the public domain thereafter other than as a result of a violation by the Company or any of its Representatives of the confidentiality obligations herein; (c) is lawfully and in good faith made available to the Company by a third party who is not subject to obligations of confidentiality with respect to such information; or (d) is independently developed by the Company without the use of Yissum Confidential Information, as demonstrated by documentary evidence; and (ii) “Company Confidential Information” means this Agreement and the terms hereof and any and all reports, details, data, formulations, solutions, designs, and inventions and other information disclosed to Yissum, the University or any of their Representatives by or on behalf of the Company under this Agreement, whether in written, oral, electronic or any other form, designated as confidential or which otherwise should reasonably be construed under the circumstances as being confidential, except and to the extent that any such information: (a) was known to Yissum or the University at the time it was disclosed, other than by previous disclosure by or on behalf of the Company, as evidenced by Yissum's or the University’s written records at the time of disclosure; (b) is in the public domain at the time of disclosure or becomes part of the public domain thereafter other than as a result of a violation by Yissum or its Representatives of the confidentiality obligations herein; (c) is lawfully and in good faith made available to Yissum or the University by a third party who is not subject to obligations of confidentiality with respect to such information; or(d) is independently developed by Yissum or the University without the use of the Company Confidential Information, as demonstrated by documentary evidence.

12.2.	Yissum Confidential Information. The Company undertakes that during the term of this Agreement and for a period of five (5) years subsequent thereto, it shall maintain confidentiality of and shall not use the Yissum Confidential Information other than for the purposes of this Agreement. The Company undertakes not to convey or disclose any of the Yissum Confidential Information to any third party without the prior written permission of Yissum. The Company shall be liable for its officers or employees or other Representatives maintaining absolute confidentiality of and not using or disclosing the Yissum Confidential Information except as expressly provided herein. The Company shall treat such Yissum Confidential Information with the same degree of care and confidentiality that it maintains or protect its own confidential information, but in any event, no less than a reasonable degree of care and confidentiality.

12.3.	Notwithstanding the foregoing, the Company may only disclose the Yissum Confidential Information:

(a)	to those of its Representatives who have a “need to know” such information as necessary for the exercise of its rights and/or performance of its obligations hereunder, provided that such Representatives are legally bound by agreements which impose similar confidentiality and non-use obligations to those set out in this Agreement. The Company shall be responsible for ensuring that its Representatives abide by such undertakings of confidentiality; and

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(b)	to any potential third party investor, including, any government, public foundation and/or private foundation, in connection with seeking potential funding for the Company, provided that such potential third party investor has executed a confidentiality and non-use agreement which imposes similar obligations to those set out in this Agreement; and

(c)	to any potential partner, distributor, agent, Subcontractor, Sub-Licensee, and/or acquirer, in connection with potential transaction with such third party, provided that such potential third party investor has executed a confidentiality and non-use agreement which imposes similar obligations to those set out in this Agreement; and

(d)	to any competent authority for the purposes of obtaining any approvals or permissions required for the exercise of the License and/or the implementation of this Agreement, or in the fulfillment of a legal duty owed to such competent authority (including a duty to make regulatory filings or to comply with any other reporting requirements); and

(e)	to the extent required to be disclosed under any law, rule, regulation, court, or order of any competent authority, provided that the Company promptly notifies Yissum thereof in order to enable Yissum to seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such information (with the Company’s assistance, if necessary), and such disclosure shall be made to the minimum extent required.

12.4.	The Company Confidential Information. Yissum undertakes that during the term of this Agreement and for a period of five (5) years subsequent thereto, it shall maintain in confidence, and shall not use the Company Confidential Information (as defined below) other than for the purposes of this Agreement. Yissum undertakes not to convey or disclose any of the Company Confidential Information to any third party without the prior written permission of the Company. Yissum shall treat such Company Confidential Information with the same degree of care and confidentiality that each of them maintains and protects its own confidential information, but in any event, no less than a reasonable degree of care and confidentiality.

12.5.	Notwithstanding the foregoing, Yissum may only disclose the Company Confidential Information:

(a)	to the University and to those of the Representatives of Yissum and/or the University who have a “need to know” such information as necessary for the exercise of Yissum's rights and/or performance of Yissum's obligations hereunder, provided that the University and any such Representatives are legally bound by agreements which impose similar confidentiality and non-use obligations to those set out in this Agreement; and

(b)	to any competent authority in connection with the filing and prosecution of patent applications relating to the Licensed Technology, or in the fulfillment of a legal duty owed to any competent authority; and

(c)	to the extent required to be disclosed under any law, rule, regulation, court, or order of any competent authority, provided that Yissum promptly notifies the Company thereof in order to enable the Company to seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such information (with Yissum’s assistance, if necessary), and such disclosure shall be made to the minimum extent required.

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12.6.	The Company shall be responsible and liable to Yissum for any breach by its Representatives, Affiliates, Subcontractors, Sublicensees and investors of the undertakings of confidentiality set forth in this Section 12 as if such breach were a breach by the Company itself. Yissum shall be responsible and liable to Company for any breach by the University, and their respective Representatives and Affiliates, of the undertakings of confidentiality set forth in this Section 12 as if such breach were a breach by the Yissum.

12.7.	Without prejudice to the foregoing, the Company shall not mention the name of the University, Yissum or the Researcher, unless required by law, in any manner or for any purpose in connection with this Agreement, the subject of the Research or any matter relating to the Licensed Technology, without obtaining the prior written consent of Yissum, not to be unreasonably withheld, conditioned or delayed.

12.8.	Neither Party shall issue any press release or other media statement regarding the execution, existence or terms of this Agreement or any developments of the Licensed Technology without the prior written approval of the other Party.

12.9.	The provisions of this Section shall be subject to permitted publications pursuant to Section 13, below.

13.	Publications

13.1.	Yissum shall ensure that no publications in writing, in scientific journals or orally at scientific conventions relating to the Licensed Technology, the Development Plan, the Development Results or the Product, which are subject to the terms and conditions of this Agreement, are published by it or the Researcher, without first seeking the prior written consent of the Company.

13.2.	The Company undertakes to reply to any such request for publication by Yissum within forty-five (45) days of its receipt of a request in connection with the publication of articles in scientific journals, and within ten (10) days of its receipt of a request in connection with article abstracts. The Company may only decline such a request upon reasonable grounds, which shall be detailed in writing, requiring the postponement of such publication because it contains patentable subject matter for which patent protection should be sought, or the removal of any Company Confidential Information.

13.3.	Should the Company decide to object to publication as provided in sub-Section 13.2, the publication shall be postponed for a period of not more than three (3) months from the date the publication was sent to the Company, to enable the filing of an appropriate patent application, or until the removal of the Company Confidential Information as instructed by the Company. Thereafter, the publication will automatically be permitted.

13.4.	The provisions of this Section 13 shall not prejudice any other right, which Yissum has pursuant to this Agreement or at law.

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13.5.	For the avoidance of doubt, the prohibitions with respect to disclosure and publication set out in Sections 12 and 13 shall not apply to internal research and educational activities at the University provided that such disclosures or publications are only made to persons who are subject to written obligations of confidentiality to the University or Yissum substantially similar to those set forth in Section 12.

14.	Representations, Liability and Indemnity

14.1.	Yissum hereby represents and warrants that (i) based upon the declarations submitted to it by the Researcher, it has sole and exclusive ownership of the Licensed Patents; (ii) it has not granted any rights in or to Licensed Technology that are inconsistent with, or contradict, the rights granted to the Company under this Agreement; (iii) to the best of Yissum’s knowledge and belief, it has the right to grant the License granted under this Agreement free and clear of any third party rights or claims; (iv) it will not transfer, assign, encumber, grant, sell, lease or otherwise dispose of the Licensed Technology other than as may be expressly permitted herein; and (v) it has no knowledge as of the date hereof of any claim, legal suit or proceeding by a third party against Yissum contesting the ownership or validity of the Licensed Patents, or claiming that the practice of the Licensed Patents in the manner contemplated by this Agreement would infringe the rights of such third party.

14.2.	EXCEPT AS SET FORTH IN SECTION 14.1, ABOVE, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, YISSUM MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED TECHNOLOGY. IN PARTICULAR, YISSUM MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE LICENSED TECHNOLOGY WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS OF ANY THIRD PARTY. IN ADDITION, NOTHING IN THIS AGREEMENT MAY BE DEEMED A REPRESENTATION OR WARRANTY BY YISSUM AS TO THE VALIDITY OF ANY OF THE LICENSED PATENTS OR THEIR REGISTRABILITY OR OF THE ACCURACY, SAFETY, EFFICACY, OR USEFULNESS, FOR ANY PURPOSE, OF THE LICENSED TECHNOLOGY. YISSUM HAS NO OBLIGATION, EXPRESS OR IMPLIED, TO SUPERVISE, MONITOR, REVIEW OR OTHERWISE ASSUME RESPONSIBILITY FOR THE PRODUCTION, MANUFACTURE, TESTING, MARKETING OR SALE OF ANY PRODUCT. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NEITHER YISSUM NOR THE RESEARCHER, NOR THE UNIVERSITY, NOR THE REPRESENTATIVES OF YISSUM AND/OR OF THE UNIVERSITY SHALL HAVE ANY LIABILITY WHATSOEVER TO THE COMPANY OR TO ANY THIRD PARTY FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE WHETHER DIRECT OR INDIRECT, SUSTAINED BY THE COMPANY OR BY ANY THIRD PARTY, FOR ANY DAMAGE ASSESSED OR ASSERTED AGAINST THE COMPANY, OR FOR ANY OTHER LIABILITY INCURRED BY OR IMPOSED UPON THE COMPANY OR ANY OTHER PERSON OR ENTITY, DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM THE EXERCISE OF THE LICENSE, INCLUDING, (i) THE PRODUCTION, MANUFACTURE, USE, PRACTICE, LEASE,OR SALE OF ANY PRODUCT; (ii) THE USE OF THE LICENSED TECHNOLOGY; OR (iii) ANY ADVERTISING OR OTHER PROMOTIONAL ACTIVITIES WITH RESPECT TO ANY OF THE FOREGOING.

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14.3.	IN NO EVENT SHALL YISSUM, THE RESEARCHER, THE UNIVERSITY, OR THE REPRESENTATIVES OF YISSUM AND/OR OF THE UNIVERSITY BE LIABLE TO THE COMPANY OR ANY OF ITS AFFILIATES OR TO ANY THIRD PARTY FOR ANY INCIDENTAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES SUFFERED OR INCURRED BY THE COMPANY OR ITS AFFILIATES OR ANY THIRD PARTY, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE OR TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT.

14.4.	IN NO EVENT SHALL THE COMPANY, ITS AFFILIATES OR THE REPRESENTATIVES OF THE COMPANY OR ITS AFFILIATES BE LIABLE TO YISSUM, THE RESEARCHER, THE UNIVERSITY, OR THE REPRESENTATIVES OF YISSUM AND/OR OF THE UNIVERSITY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY THE YISSUM, THE RESEARCHER, THE UNIVERSITY, OR THE REPRESENTATIVES OF YISSUM AND/OR OF THE UNIVERSITY OR ANY THIRD PARTY, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE OR TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT.

14.5.	COMPANY MAKES NO WARRANTY WITH RESPECT TO ANY TECHNOLOGY, RESEARCH, RESULTS, PATENTS, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND COMPANY HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING. COMPANY DOES NOT REPRESENT THAT IT CAN SUCCESSFULLY DEVELOP OR COMMERCIALIZE ANY PRODUCT OR SERVICE.

14.6.	The Company shall be liable for any loss, injury or damage whatsoever caused to or suffered by its employees or any Representatives of Yissum or the University (including the Researcher and his team), or to any third party by reason of the Company's negligence or willful misconduct, subject to the terms of Section 14.4 above.

14.7.	The Company undertakes to compensate, indemnify, defend and hold harmless Yissum, the University, and any of their respective Representatives (including the Researcher and his team) (herein referred to jointly and severally as “Indemnitees”) from and against any third party claim, investigation or liability including, product liability, damage, loss, costs and expenses, including legal costs, attorneys’ fees and litigation expenses, incurred by or imposed upon the Indemnitees by reason of any negligence or willful misconduct of the Company, its Representatives, Affiliates, Subcontractors, in the development, manufacture, marketing, sale, use or other exploitation, or sublicensing (as applicable) of any Product, or Licensed Technology, or the exercise of the License, subject to the terms of Section 14.4 above.

The Company shall ensure that its Sublicensees shall provide undertakings of indemnification which shall also be given also in favor of, and shall be actionable by Yissum, the University and any director, officer or employee of Yissum or of the University, and by the Researcher.

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14.8.	Within ninety (90) days of the Effective Date, the Company shall procure and maintain, at its sole cost and expense, policies of comprehensive general liability insurance in amounts not less than is customary in its industry. Such policy shall name the Indemnitees as additional insureds. The policy or policies so issued shall include a “cross-liability” provision pursuant to which the insurance is deemed to be separate insurance for each named insured (without right of subrogation as against any of the insured under the policy, or any of their representatives, employees, officers, directors or anyone in their name).Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for the Company's indemnification obligations under this Section 14.

The insurance coverage required above shall not be construed to create a limit of the Company's liability with respect to its indemnification obligations under this Section 14.

14.9.	The Company shall provide Yissum with written evidence of such insurance upon request. The Company shall provide Yissum with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance. If the Company does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, Yissum shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

14.10.	The Company shall maintain, at its own expense, liability insurance as set forth in Section 14 above, beyond the expiration or termination of this Agreement as long as a Product relating to or developed pursuant to this Agreement is being commercially distributed or sold by the Company, an Affiliate or a Sublicensee, and thereafter as required by applicable laws.

15.	Termination of the Agreement

15.1.	Without prejudice to the Parties’ rights pursuant to this Agreement or at law, either Party may terminate this Agreement by written notice to the other in any of the following cases:

15.1.1.	immediately upon such written notice, if: (i) the other Party passes a resolution for voluntary winding up or a winding up application is made against it and not set aside within sixty (60) days; or (ii) a receiver or liquidator is appointed for the other Party and such appointment is not cancelled within sixty (60) days; or (iii) the other Party enters into winding up or insolvency or bankruptcy proceedings and such proceedings are not terminated within sixty (60) days. Each of the Parties undertakes to notify the other within fourteen (14) days if any of the abovementioned events occur; or

15.1.2.	upon material breach of this Agreement, where such breach has not been remedied within thirty (30) days from the breaching Party's receipt of written notice from the non-breaching Party detailing the alleged breach and requiring such remedy.

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15.1.3.	If an injunctive relief is issued against the Company, due to Company's fault, prohibiting the Company from using the Licensed Technology pursuant to the terms of this Agreement, and such injunctive relief is not cancelled within 90 days of the issuance date of such injunctive relief.

15.2.	In addition to the above, and without prejudice to Yissum’s rights pursuant to this Agreement or at law, Yissum shall be entitled to terminate this Agreement by thirty (30) days prior written notice to the Company in the following circumstances, and provided that the Company did not cure such breach within such 30 day period:

15.2.1.	failure to pay the Annual License Maintenance Fee, if applicable;

15.2.2.	if an attachment is made over the Company's assets or if execution proceedings are taken against the Company and the same are not set aside within sixty (60) days of the date the attachment is made or the execution proceedings are taken or the Company seeks protection under any laws or regulations, the effect of which is to suspend or impair the rights of any or all of its creditors, or to impose a moratorium on such creditors and such act is not cancelled within sixty (60) days of the performance thereof;

15.2.3.	failure to defend against third party claims as required under Section 11 above;

15.2.4.	if the Company, its Affiliate or a Sublicensee initiates, supports or makes a Challenge Proceeding as detailed in Section 11.2, above; or

15.3.	Upon termination of this Agreement by Yissum pursuant to Sections 15.1 and 15.2 above, the License shall terminate, the Licensed Technology and all rights included therein shall revert to Yissum, and Yissum shall be free to enter into agreements with any other third parties for the granting of a license or to deal in any other manner with such right as it shall see fit at its sole discretion.

Upon termination of the License as set forth in this Section 15.3, the Company shall return or transfer to Yissum, within thirty (30) days of termination of the License pursuant to Sections 15.1 and 15.2 above, all material, in soft or hard copy, containing the Licensed Technology connected with the License, and it may not make any further use thereof. In case of termination as set in this Section 15.3, the Company will not be entitled to any reimbursement of any amount paid to Yissum under this Agreement. Yissum shall be entitled to conduct an audit in order to ascertain compliance with this provision and the Company agrees to allow access to Yissum or its representatives for this purpose.

15.4.	Notwithstanding the foregoing, neither the termination of this Agreement for any reason nor the expiration of the License shall release either Party from its obligation to carry out any financial or other obligation which it was liable to perform prior to the Agreement's termination or the License's expiration. In the event that the Company terminates this Agreement, it shall be required to continue paying all Ongoing Patent Expenses for those Licensed Patents in existence on the date of notice of such termination, including expenses incurred by reason of examinations and extensions, for six (6) months following the effective date of such termination, provided that any such Ongoing Patent Expenses that can legally be delayed beyond such six (6) month period without impairing the application process or validity of a Licensed Patent shall not be the responsibility of the Company.

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In addition, Sections 7, 8, 9, 12, 14, 15, 16 and 19 shall survive the termination of this Agreement to the extent required to effectuate the intent of the Parties as reflected in this Agreement.

16.	Law

16.1.	The provisions of this Agreement and everything concerning the relationship between the Parties in accordance with this Agreement shall be governed exclusively by Israeli law without application of any conflict of law principles that direct that the laws of another jurisdiction apply and jurisdiction shall be granted to the competent court in Jerusalem exclusively, except that Yissum may bring suit against the Company in any other jurisdiction outside the State of Israel in which the Company has assets or a place of business. The Company undertakes not to object to the enforcement against it of writs and decisions issued by any other jurisdiction outside the State of Israel under such circumstances. The Company hereby waives any immunity it may have against enforcement of any judgment so obtained against it by Yissum and waives any rights or claims that it may have with respect to forum non-conveniens.

16.2.	Each Party agrees that any breach or threatened breach of the terms and conditions of this Agreement governing confidentiality or the exploitation and use of the Licensed Technology may cause irreparable harm, that may be difficult to ascertain and that monetary damages may not afford an adequate remedy. Accordingly, in addition to all other rights and remedies that may be available to the non-breaching Party under this Agreement or by law, such Party shall be entitled to seek, in the courts and under the law mutually agreed to in Section 16.1 above, injunctive relief without proof of damages.

17.	Miscellaneous

17.1.	Relationship of the Parties. It is hereby agreed and declared between the Parties that they shall act in all respects relating to this Agreement as independent contractors and there neither is nor shall there be any employer-employee or principal-agent relationship or partnership relationship between the Company (or any of its employees) and Yissum. Each Party will be responsible for payment of all salaries and taxes and social welfare benefits and any other payments of any kind in respect of its employees and officers, regardless of the location of the performance of their duties, or the source of the directions for the performance thereof.

17.2.	Assignment. No Party may transfer or assign or endorse its rights, duties or obligations pursuant to this Agreement to another, without the prior written consent of the other Parties, which consent shall not be unreasonably denied, conditioned or delayed. Notwithstanding the foregoing, the Company shall be entitled to freely transfer and/or assign and/or endorse its rights, duties or obligations pursuant to this Agreement to an Affiliate or to the purchaser of all or substantially all of the Company's assets to which the subject matter of this Agreement relates, or to any successor corporation resulting from any merger or consolidation of the Company with or into such corporation, provided that such Affiliate, assignee, or purchaser agrees in writing addressed to Yissum to be bound by all the duties and obligations of the Company pursuant to this Agreement.

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17.3.	No waiver. No waiver by any Party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such Party’s rights under such provisions at any other time or a waiver of such Party’s rights under any other provision of this Agreement. The failure or delay of a Party to claim the performance of an obligation of another Party shall not be deemed a waiver of the performance of such obligation or of any future obligations of a similar nature.

17.4.	Representation by Legal Counsel. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in drafting this Agreement. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

17.5.	Legal Costs. Each Party shall bear its own legal expenses involved in the negotiation and drafting of this Agreement.

17.6.	Disclosure of Agreements with Researcher. The Company shall disclose to Yissum any existing agreement or arrangement of any kind with the Researcher and or any representative of the Researcher, and shall not enter into any such agreement or arrangement without the prior written consent of Yissum.

17.7.	Taxes. Any taxes or duties paid by Yissum in connection with this Agreement, other than any tax levied with respect to Yissum's income shall be reimbursed by the Company.

17.8.	Severability. The provisions of this Agreement are severable and, in the event that any one or more of the provisions or part of a provision contained in this Agreement shall, for any reason, be held by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; but such provision shall be modified as set out below and the balance of this Agreement shall be interpreted as if such provision were so modified. The Parties shall negotiate in good faith in order to agree on the terms of an alternative provision which complies with applicable law and achieves, to the greatest extent possible, the same effect as would have been achieved by the invalid, illegal or unenforceable provision. In the event that the Parties fail to agree within thirty (30) days, the head of the Israeli Bar Association (on his/her own or via a representative that he/she appoints) (“Deciding Expert”) will determine the text of the alternative provision, and each Party shall bear its own costs and the Parties shall equally bear the fees and expenses of the Deciding Expert. Each Party agrees that the determination of the Deciding Expert will be non-appealable, final and binding.

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17.9.	Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party and without fault of such Party, including fires, earthquakes, floods, embargoes, wars, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances (except of such Party's personnel), acts of God or acts, omissions or delays in acting by any governmental authority, provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed. The Party affected by such circumstances shall promptly notify the other Party in writing when such circumstances cause a delay or failure in performance and when they cease to do so.

17.10.	Counterparts. This Agreement may be executed in any number of counterparts (including counterparts transmitted by facsimile and by electronic mail), each of which shall be deemed an original, but all of which taken together shall be deemed to constitute one and the same instrument.

17.11.	Binding Effect. This Agreement shall be binding upon the Parties once executed by both Parties and shall enter into force and become effective as of the later of the signature dates.

17.12.	Entire Agreement. This Agreement constitutes the full and complete agreement between the Parties and supersedes any and all agreements or understandings, whether written or oral, concerning the subject matter of this Agreement, and may only be amended by a document signed by both Parties.

18.	Notices

All notices and communications pursuant to this Agreement shall be made in writing and sent by facsimile, electronic mail or by registered mail or served personally at the following addresses:

To Yissum at:

Yissum Research Development Company

of the Hebrew University of Jerusalem Ltd.

P.O. Box 39135,

Jerusalem 91390

Israel

Facsimile: 972-2-6586689

Email: bob.trachtenberg@yissum.co.il

To the Company at:

Nano Dimensions Technologies, Ltd.

Golda Meir 3, Park HaMada,

Nes Tziona

Facsimile: ______________

Email: amit@nano-di.com

or such other address furnished in writing by one Party to the other. Any notice served personally shall be deemed to have been received on the day of service, any notice sent by registered mail as aforesaid shall be deemed to have been received seven (7) days after being posted by prepaid registered mail. Any notice sent by facsimile or electronic mail shall be deemed to have been received by the next business day after receipt of confirmation of transmission (provided that any notice terminating this Agreement which is sent by electronic mail shall be followed by a notice sent in any other manner provided herein).

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IN WITNESS WHEREOF THE PARTIES HAVE SET THEIR HANDS

YISSUM		NANO DIMENSION TECHNOLOGIES LTD.

By:	/s/ Dr. Dov Reichman,	By:	/s/ Nano Dimension Technologies Ltd.
/s/ Yaacov Michlin
Name:	Dr. Dov Reichman, Yaccov Michlin	Name:	Amit Dror
Title:	V.P Business Development, Chemistry & Physics, CEO	Title:	CEO

Date:		Date:

I the undersigned, Prof. Shlomo Magdassi, have reviewed, am familiar with and agree to all of the above terms and conditions. I hereby undertake to cooperate fully with Yissum in order to ensure its ability to fulfill its obligations hereunder, as set forth herein.

/s/ Prof. Shlomo Magdassi	13.04.15
Prof. Shlomo Magdassi	Date signed

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Appendix A

LICENSED PATENTS

Family:	2955	Title:	Aqueous-Based Dispersions of Metal Nanoparticles

Inventor	University	Faculty	Department
Aviezer Shai	HUJI	Faculty of Science
Grouchko Michael	HUJI	Faculty of Science	The Casali Center for Applied Chemistry
Kamyshny Alexander	HUJI	Faculty of Science	The Institute of Chemistry
Magdassi Shlomo	HUJI	Faculty of Science	The Institute of Chemistry

			Application		Publication		Patent
Patent ID	Status	Country	Date	Number	Date	Number	Date	Number
2955-00	Expired	US	10/01/2005	60/642,116
2955-01	Exhausted	PCT	10/01/2006	PCT/IL2006/000031	13/07/2006	WO 2006/072959
2955-02	Granted	Europe	10/01/2006	6700979.5	14/11/2007	1853673	24/03/2010	1853673
2955-03	Granted	Korea	10/01/2006	10-2007-7018301			14/08/2013	10-1298804
2955-04	Granted	China	10/01/2006	200680002022.50	20/02/2008	CN 101128550A
2955-05	Granted	US	10/01/2006	11/813,628	27/08/2009	US-2009-0214766-A1	24/07/2012	8,227,022
2955-06	Allowed	Israel	10/01/2006	184466
2955-08	Granted	Germany	10/01/2006	6700979.5			24/03/2010	602006013100.3-08
2955-09	Examination	US	05/06/2012	13/489,032

Family:	2629	Title:	Ink Jet Inks Containing Metal Nanoparticles

Inventor	University	Faculty	Department
Abo Mokh Riam
Bassa Amal
Kamyshny Alexander	HUJI	Faculty of Science	The Institute of Chemistry
Vinetsky Yelena	HUJI
Magdassi Shlomo	HUJI	Faculty of Science	The Institute of Chemistry

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			Application		Publication		Patent
Patent ID	Status	Country	Date	Number	Date	Number	Date	Number
2629-00	Expired	US	11/01/2001	60/330,872
2629-01	Exhausted	PCT	28/10/2002	PCT/IL02/000859	05/08/2003	WO 03/038002
2629-02	Granted	US	28/10/2002	10/494,309	14/04/2005	US20050078158A1	21/06/2011	7,963,646

Family:	3708	Title:	Synthesis of Metallic Nanoparticles Stabilized by Volatile Reagents

Inventor	University	Faculty	Department
Grouchko Michael	HUJI	Faculty of Science	The Casali Center for Applied Chemistry
VINETSKY Yelena	HUJI
Magdassi Shlomo	HUJI	Faculty of Science	The Institute of Chemistry

			Application		Publication		Patent
Patent ID	Status	Country	Date	Number	Date	Number	Date	Number
3708-04	Filed	US	16/09/2013	61/878,356
3708-05	Filed	US	16/09/2013	61/878,371

KNOW-HOW

Procedures for synthesis of silver nanoparticles and conductive inks formulations.

YISSUM		NANO DIMENSION TECHNOLOGIES LTD.

By:	/s/ Dr. Dov Reichman,	By:	/s/ Nano Dimension Technologies Ltd.
/s/ Yaacov Michlin
Name:	Dr. Dov Reichman, Yaccov Michlin	Name:	Amit Dror
Title:	V.P Business Development, Chemistry & Physics, CEO	Title:	CEO

Date:		Date:

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Appendix B

THE DEVELOPMENT PLAN

The following table describes the development plan and main milestones of Nano Dimension Technologies Ltd.. Note that the plan includes subjects which are not necessarily related to Yissum's license.

#	Title	Notes	Milestone Date
1	Mechanics Lab	Setting up facility for development of the printer	Dec 2014
2	Chemistry Development Lab	Setting up a chemistry lab for ink development	Jan 2015
3	Chemistry production	Setting up facility for production of silver nano particles and conductive ink	Jan 2015
4	Isolation ink	Development of preliminary Isolation ink	Mar 2015
5	Software and Electronics	Development of Software and Electronics for preliminary printer prototype	Mar 2015
6	Conductive Ink	Development of preliminary conductive ink	Mar 2015
7	Printer prototype	Preliminary printer that prints conductive ink and isolation ink and generates PCB	Sep 2015
8	Isolation ink	Development of final Isolation ink	Jun 2016
9	Software and Electronics	Development of Software and Electronics for printer product (advanced development stage)	Jun 2016
10	Conductive Ink

Development subjects:

- Adhesion development for the substrate.

- Adhesion development between conductive ink and isolation ink.

- Sintering temperature adjustment.

- Ink flexibility adjustment.

- Jetting adjustment.

- Line width adjustment.

- Drop size adjustment.

- Sedimentation rate adjustment.

- New ink formulations in accordance with the system requirements.

Jun 2016
	Sales	Beginning of printer and Inks sales	Aug 2016

YISSUM		NANO DIMENSION TECHNOLOGIES LTD.

By:	/s/ Dr. Dov Reichman,	By:	/s/ Nano Dimension Technologies Ltd.
/s/ Yaacov Michlin
Name:	Dr. Dov Reichman, Yaccov Michlin	Name:	Amit Dror
Title:	V.P Business Development, Chemistry & Physics, CEO	Title:	CEO

Date:		Date:

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